Exhibit 99.2

EXECUTION VERSION

[Unofficial translation. In case of discrepancy, the signed French version filed on SEDAR on September 22, 2020 shall take precedence.]

NUVEI CORPORATION

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WHISKEY PAPA FOX INC.

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NOVACAP TMT IV, L.P.

- and -

NOVACAP INTERNATIONAL TMT IV, L.P.

- and -

NVC TMT IV, L.P.

- and -

NOVACAP TMT V, L.P.

- and -

NOVACAP INTERNATIONAL TMT V, L.P.

- and -

NOVACAP TMT V-A, L.P.

- and -

NVC TMT V, L.P.

- and -

NVC TMT V-A, L.P.

- and -

NOVACAP TMT V CO-INVESTMENT (NUVEI), L.P.

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CDP INVESTISSEMENTS INC.

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AST TRUST COMPANY (CANADA)

COATTAIL AGREEMENT

September 22, 2020

TABLE OF CONTENTS

Article 1 Definitions and Interpretation		7
1.1	Definitions	7
1.2	Interpretation not Affected by Headings, etc	7
1.3	Number, Gender, etc	7
1.4	Statutory References	7
1.5	Including	7
1.6	Business Day	7
Article 2 Purpose of Agreement		7
2.1	Establishment of Trust	7
2.2	Restriction on Sale	8
2.3	Permitted Sale	8
2.4	Improper Sale	9
2.5	Assumptions	9
2.6	Prevention of Improper Sales	10
2.7	Supplemental Agreements	10
2.8	Security Interest	10
2.9	All Sales Subject to Articles	10
Article 3 Acceptance of Trust		11
3.1	Acceptance and Conditions of Trust	11
3.2	Enquiry by Trustee	12
3.3	Request by SVS Holders	12
3.4	Condition to Action	13
3.5	Limitation on Action by SVS Holder	13
Article 4 Compensation		13
4.1	Fees and Expenses of the Trustee	13
Article 5 Indemnification		14
5.1	Indemnification of the Trustee	14
Article 6 Change OF Trustee		14
6.1	Resignation	14
6.2	Removal	15
6.3	Successor Trustee	15
6.4	Notice of Successor Trustee	15

Article 7 Termination		15
7.1	Term	15
7.2	Survival of Agreement	16
Article 8 General		16
8.1	Obligations of the Shareholders not Solidary	16
8.2	Compliance with Privacy Laws	16
8.3	Anti-Money Laundering Regulations	16
8.4	Third Party Interests	17
8.5	Severability	17
8.6	Amendments, Modifications, etc	17
8.7	Ministerial Amendments	17
8.8	Force Majeure	18
8.9	Amendments only in Writing	18
8.10	Meeting to Consider Amendments	18
8.11	Enurement	18
8.12	Notices	18
8.13	Notice to SVS Holder	19
8.14	Further Acts	20
8.15	Entire Agreement	20
8.16	Counterparts	20
8.17	Jurisdiction	20
8.18	Attornment	20
8.19	Day not a Business Day	20
8.20	Language	20
Schedule A Adoption Agreement		27

COATTAIL AGREEMENT

THIS AGREEMENT dated the 22 day of September, 2020.

AMONG:	NUVEI CORPORATION, a corporation incorporated under the Canada Business Corporations Act

(the “Company”)

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WHISKEY PAPA FOX INC., a corporation incorporated under the Canada Business Corporations Act

(“Fayer Holdco”)

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NOVACAP TMT IV, L.P., a limited partnership created under the laws of the Province of Québec

(“Novacap TMT IV”)

- and -

NOVACAP INTERNATIONAL TMT IV, L.P., a limited partnership created under the laws of the Province of Québec

(“Novacap International IV”)

- and -

NVC TMT IV, L.P., a limited partnership created under the laws of the Province of Québec

(“NVC IV”)

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NOVACAP TMT V, L.P., a limited partnership created under the laws of the Province of Québec

(“Novacap TMT V”)

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NOVACAP INTERNATIONAL TMT V, L.P., a limited partnership created under the laws of the Province of Québec

(“Novacap International V”)

- and -

NOVACAP TMT V-A, L.P., a limited partnership created under the laws of the Province of Québec

(“Novacap TMT V-A”)

- and -

NVC TMT V, L.P., a limited partnership created under the laws of the Province of Québec

(“NVC V”)

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NVC TMT V-A, L.P., a limited partnership created under the laws of the Province of Québec

(“NVC V-A”)

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NOVACAP TMT V CO-INVESTMENT (NUVEI), L.P., a limited partnership created under the laws of the Province of Québec

(“Novacap TMT V Co-Investment”)

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CDP INVESTISSEMENTS INC., a corporation established under the laws of the Province of Québec

(“Caisse ”)

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AST TRUST COMPANY (CANADA), a trust company existing under the laws of Canada, as trustee for the benefit of the SVS Holders (as defined below)

(the “Trustee ”)

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any person who becomes a party to this Agreement by executing an adoption agreement in the form set forth in Schedule A hereto (together with Fayer Holdco, Novacap TMT IV, Novacap International IV, NVC IV, Novacap TMT V, Novacap International V, Novacap TMT V-A, NVC V, NVC V-A, Novacap TMT V Co-Investment and Caisse, the “Shareholders ”)

WHEREAS, further to the filing of articles of amalgamation and articles of amendment effective on September 22, 2020 (the “Articles”), the authorized share capital of the Company consists of a class of multiple voting shares (the “Multiple Voting Shares ”), a class of subordinate voting shares (the “Subordinate Voting Shares ”) and a class of preferred shares;

AND WHEREAS the Shareholders, on the date hereof, hold all of the Multiple Voting Shares that are issued and outstanding as of the date of this Agreement;

AND WHEREAS it is the expectation of the Shareholders that the Subordinate Voting Shares will be listed on the Toronto Stock Exchange (the “TSX”);

AND WHEREAS the Shareholders and the Company wish to enter into this Agreement in order to secure the listing of the Subordinate Voting Shares on the TSX, and derive the benefit of such listing, and for the purpose of ensuring that the holders, from time to time, of the Subordinate Voting Shares (collectively, the “SVS Holders ”) will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid for the Multiple Voting Shares if the Multiple Voting Shares had been Subordinate Voting Shares;

AND WHEREAS pursuant to the Articles, Multiple Voting Shares will, inter alia, automatically convert into Subordinate Voting Shares upon any transfer that is not a transfer to a Permitted Holder (as such term is defined in the Articles);

AND WHEREAS the Shareholders and the Company hereby acknowledge that any transfer or sale of Multiple Voting Shares, whether in accordance with this Agreement or otherwise, shall in all circumstances be subject to the provisions of the Articles, including those relating to the automatic conversion of Multiple Voting Shares into Subordinate Voting Shares;

AND WHEREAS the Shareholders and the Company wish to constitute the Trustee as a trustee for the SVS Holders so that the SVS Holders, through the Trustee, will receive the benefits of this Agreement, including the covenants of the Shareholders and the Company contained herein;

AND WHEREAS these recitals and any statements of fact in this Agreement are, and shall be deemed to be, made by the Shareholders and the Company and not by the Trustee;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties) the parties hereto agree as follows:

1.1	Definitions

ARTICLE 1

DEFINITIONS AND INTERPRETATION

In this Agreement, capitalized terms that are not otherwise defined shall have the meaning given to them in the Articles.

1.2	Interpretation not Affected by Headings, etc.

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Statutory References

Unless otherwise indicated, all references in this Agreement to any legislation include the regulations and rules thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision.

1.5	Including

The word “including” shall mean including, without limitation.

1.6	Business Day

“Business Day” means any day (prior to 4:00 p.m.), other than a Saturday or a Sunday, when Canadian chartered banks are open for regular business in the city of Montreal, Québec.

2.1	Establishment of Trust

ARTICLE 2

PURPOSE OF AGREEMENT

The purpose of this Agreement is to ensure that the SVS Holders will not be deprived of any rights under applicable take-over bid provisions of securities and corporate legislation in any jurisdiction of Canada (“Securities Laws ”) to which they would have been entitled in the event of a take-over bid for the Multiple Voting Shares if the Multiple Voting Shares had been

Subordinate Voting Shares. In furtherance of the foregoing, the Shareholders and the Company hereby establish and create the Trust (as defined below) pursuant to the terms and conditions of this Agreement and hereby appoint the Trustee to act as trustee of the Trust.

2.2	Restriction on Sale

Subject to Section 2.3 and the Articles, the Shareholders shall not sell, directly or indirectly, any Multiple Voting Shares pursuant to a take-over bid (as defined under applicable Securities Laws) under circumstances in which applicable Securities Laws would have required the same offer to be made to SVS Holders if the sale by the Shareholders had been a sale of the Subordinate Voting Shares underlying such Multiple Voting Shares rather than such Multiple Voting Shares, but otherwise on the same terms.

For the purposes of this Section 2.2, it shall be assumed that the offer that would have resulted in the sale of Multiple Voting Shares (or Subordinate Voting Shares into which such Multiple Voting Shares are convertible or converted pursuant to the Articles) by the Shareholders would have constituted a take-over bid for the Subordinate Voting Shares under applicable Securities Laws, regardless of whether this actually would have been the case, and the varying of any material term of an offer shall be deemed to constitute the making of a new offer.

2.3	Permitted Sale

Subject to the provisions of the Articles, Section 2.2 shall not apply to prevent a sale by any Shareholder of Multiple Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares that:

(a)	offers a price per Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the Multiple Voting Shares;

(b)	provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding Multiple Voting Shares to be sold (exclusive of Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

(c)	has no condition attached other than the right not to take up and pay for Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares; and

(d)	is in all other material respects identical to the offer for Multiple Voting Shares.

In addition, and notwithstanding the foregoing, subject to the provisions of the Articles, Section 2.2 shall not apply to prevent the transfer or sale of Multiple Voting Shares by any Shareholder to a Permitted Holder, subject to Section 2.7, provided such transfer or sale is not or would not have been subject to the requirements to make a take-over bid or constitute or would constitute an exempt take-over bid (as defined under applicable Securities Laws).

For greater certainty, the conversion of Multiple Voting Shares into Subordinate Voting Shares shall not, in of itself, constitute a sale of Multiple Voting Shares for the purposes of this Agreement.

2.4	Improper Sale

If any person or company, other than the Shareholders, carries out or purports to carry out a sale (including an indirect sale) of Multiple Voting Shares that the Shareholders are restricted from carrying out pursuant to Section 2.2, the Shareholders shall not and the Trustee shall take all reasonable steps to ensure that the Shareholders shall not and shall not be permitted to, at or after the time such sale becomes effective, do any of the following with respect to any of the Multiple Voting Shares so sold or purported to be sold:

(a)	sell them without the prior written consent of the Trustee;

(b)	convert them into Subordinate Voting Shares without the prior written consent of the Trustee; or

(c)	exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee, with which the Shareholders shall comply.

Without limiting the generality of the foregoing, the Trustee shall exercise the above rights in a manner that the Trustee, on the advice of counsel, considers to be: (i) in the best interests of the SVS Holders, other than the Shareholders and SVS Holders who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this Section 2.4; and (ii) consistent with the intentions of the Shareholders and the Company in entering into this Agreement as such intentions are set out in the Recitals hereto. In the event that an indirect sale of Multiple Voting Shares that is referred to in this Section 2.4 occurs and this Section 2.4 is applicable to such sale, the Shareholders shall have no liability under this Agreement in respect of such sale, provided that the Shareholders are in compliance with all other provisions of this Agreement, including the provisions of this Section 2.4.

2.5	Assumptions

For the purposes of this Article 2:

(a)	any sale, transfer or other disposition that would result in a direct or indirect acquisition of Multiple Voting Shares or Subordinate Voting Shares, or in the direct or indirect acquisition of control or direction over those shares, shall be construed to be a “sale” of those Multiple Voting Shares or Subordinate Voting Shares, as the case may be, and the terms “sell” and “sold” shall have a corresponding meaning; and

(b)	if there is an offer to acquire that would have been a take-over bid for the purposes of applicable Securities Laws if not for the provisions of the Articles that cause the Multiple Voting Shares to automatically convert into Subordinate Voting Shares in certain circumstances, that offer to acquire shall nonetheless be construed to be a take-over bid for the Multiple Voting Shares for the purposes of this Agreement.

2.6	Prevention of Improper Sales

The Shareholders shall use commercially reasonable efforts to prevent any person or company from carrying out a sale (including an indirect sale) in breach of this Agreement in respect of any Multiple Voting Shares, regardless of whether that person or company is a party to this Agreement.

2.7	Supplemental Agreements

Without limiting any provision of this Agreement, the Shareholders shall not sell any Multiple Voting Shares unless the sale is conditional upon the person or company (including Permitted Holders) acquiring those shares becoming a party to this Agreement by executing an adoption agreement substantially in the form attached hereto as Schedule A. Neither the conversion of Multiple Voting Shares into Subordinate Voting Shares in accordance with the provisions of the Articles nor any subsequent sale of those Subordinate Voting Shares shall constitute a sale of Multiple Voting Shares for the purposes of this Section 2.7.

2.8	Security Interest

Nothing in this Agreement shall prevent any Shareholder from time to time, directly or indirectly, from granting a bona fide security interest, by way of pledge, hypothecation or otherwise, whether directly or indirectly, in Multiple Voting Shares to any financial institution with which it deals at arm’s length (within the meaning of the Income Tax Act (Canada)) in connection with a bona fide borrowing, provided that the financial institution agrees in writing to become a party to and abide by the terms of this Agreement as if such financial institution were a Shareholder as defined herein until such time as the pledge, hypothecation or other security interest has been released or the Multiple Voting Shares which were subject thereto have been sold in accordance with the terms of this Agreement.

2.9	All Sales Subject to Articles

The Shareholders and the Company hereby acknowledge that any sale of Multiple Voting Shares, whether in accordance with this Agreement or otherwise, shall in all circumstances be subject to the provisions of the Articles, including those relating to the automatic conversion of Multiple Voting Shares into Subordinate Voting Shares, and that in the event of a conflict between this Agreement and any provision of the Articles, the provisions of the Articles shall prevail.

ARTICLE 3

ACCEPTANCE OF TRUST

3.1	Acceptance and Conditions of Trust

The Trustee hereby accepts the trust created by this Agreement (the “Trust”) and assumes the duties created and imposed upon it pursuant to its appointment as trustee for the SVS Holders by this Agreement, provided that:

(a)	it shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement, except for its own gross negligence, wilful misconduct or bad faith;

(b)	it may act through its attorneys and agents and employ or retain such agents, counsel, auditors, accountants or other experts or advisers, whose qualifications give authority to any opinion, advice or report made by them, as the Trustee may reasonably require for the purpose of determining and discharging its rights and duties and administering the trusts hereunder and shall not be responsible for any misconduct or gross negligence on the part of any of them. The Trustee may, if it is acting in good faith, act and rely on and shall be protected in acting and relying in good faith upon the accuracy of any such opinion, advice or report, and the opinion, advice or report shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon;

(c)	it may, if it is acting in good faith, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any instruction, advice, certificate, notice, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties and, subject to subsection 3.1(a), shall incur no liability with respect to any action taken or omitted to be taken in accordance with such instruction, advice, certificate, notice, opinion or other document;

(d)	before it acts or refrains from acting, the Trustee may request that the Company deliver an officer’s certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificate;

(e)	it shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, acting reasonably, determines that such act is conflicting with or contrary to the terms of this Agreement or the law or regulation of any jurisdiction or any order or directive of any court, governmental agency or other regulatory body;

(f)	it shall exercise its rights under this Agreement in a manner that it considers to be in the best interests of the SVS Holders (other than the Shareholders and SVS

Holders who, in the opinion of the Trustee, participated directly or indirectly in a transaction restricted by Section 2.2) and consistent with the purpose of this Agreement; and

(g)	none of the provisions of this Agreement shall require the Trustee under any circumstances whatsoever to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights or powers in connection with the Agreement.

In the exercise of its rights and duties hereunder, the Trustee will exercise that degree of care, diligence and skill that a reasonably prudent Trustee would exercise in comparable circumstances. The permissive rights of the Trustee enumerated herein shall not be construed as duties. The Trustee represents that to the best of its knowledge and belief at the time of the execution and delivery hereof no material conflict of interest exists in the Trustee’s role as a fiduciary hereunder and agrees that in the event of a material conflict of interest arising hereafter it will, within three months after ascertaining that it has such material conflict of interest, either eliminate the same or resign its trust hereunder. Subject to the foregoing, the Trustee, in its personal or any other capacity, may buy, lend upon and deal in securities of the Company and generally may contract with and enter into financial transactions with , Company, any of its affiliates or any of the Shareholders or any of their affiliates without being liable to account for any profit made thereby.

3.2	Enquiry by Trustee

Subject to Section 3.4, if and whenever the Trustee receives written notice from an interested party, other than SVS Holders, stating in sufficient detail that the Shareholders or the Company may have breached, or may intend to breach, any provision of this Agreement, the Trustee shall, acting on the advice of counsel, make reasonable enquiry to determine whether such a breach has occurred or is intended to occur. If the Trustee determines that a breach has occurred, or is intended to occur, the Trustee shall forthwith deliver to the Company a certificate stating that the Trustee has made such determination. Upon delivery of that certificate, the Trustee shall be entitled to take, and subject to Section 3.4 shall take, such action as the Trustee, acting upon the advice of counsel, considers necessary to enforce its rights under this Agreement on behalf of the SVS Holders.

3.3	Request by SVS Holders

Subject to Section 3.4, if and whenever SVS Holders representing not less than 10% of the then outstanding Subordinate Voting Shares determine that any one or more of the Shareholders or the Company has breached, or may intend to breach, any provision of this Agreement, such SVS Holders may require the Trustee to take action in connection with that breach or intended breach by delivering to the Trustee a requisition in writing signed in one or more counterparts by those SVS Holders and setting forth the action to be taken by the Trustee. Subject to Section 3.4, upon receipt by the Trustee of such a requisition, the Trustee shall forthwith take such action as is specified in the requisition and/or any other action that the Trustee considers necessary to enforce its rights under this Agreement on behalf of the SVS Holders.

3.4	Condition to Action

The obligation of the Trustee to take any action pursuant to Sections 3.2 and 3.3 shall be conditional upon the Trustee receiving from either the interested party referred to in Section 3.2, the Company or from one or more SVS Holders such funds and indemnity as the Trustee may reasonably require in respect of any costs or expenses which it may incur in connection with any such action. The Company shall provide such reasonable funds and indemnity to the Trustee if the Trustee has delivered to the Company the certificate referred to in Section 3.2.

3.5	Limitation on Action by SVS Holder

No SVS Holder shall have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this Agreement unless SVS Holders shall have:

(a)	requested that the Trustee act in the manner specified in Section 3.3; and

(b)	provided reasonable funds and indemnity to the Trustee,

and the Trustee shall have failed to so act within 30 days after the provision of such funds and indemnity. In such case, any SVS Holder, acting on behalf of itself and all other SVS Holders, shall be entitled to take those proceedings in any court of competent jurisdiction that the Trustee might have taken.

ARTICLE 4 COMPENSATION

4.1	Fees and Expenses of the Trustee

The Company agrees to pay to the Trustee reasonable compensation for the services offered hereunder and shall reimburse the Trustee for all reasonable expenses and disbursements including but not limited to those incurred pursuant to Section 3.1(b) herein. Notwithstanding the foregoing, the Company shall have no obligation to compensate the Trustee or reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee:

(a)	in connection with any action taken by the Trustee pursuant to Section 3.2 if the Trustee has not delivered to the Company the certificate referred to in Section 3.2 in respect of that action; or

(b)	in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence or wilful misconduct.

On all invoices issued by the Trustee for its services rendered hereunder which remain unpaid for a period of 30 days or more, interest at a rate per annum equal to the then current rate of interest charged by the Trustee to its corporate customers will be incurred, from 30 days after the issuance of the invoice until the date of payment.

ARTICLE 5

INDEMNIFICATION

5.1       Indemnification of the Trustee

In addition to and without limiting any other protection of the Trustee hereunder, or otherwise by law, the Company agrees to indemnify and hold harmless the Trustee and its officers, directors, affiliates, agents and employees from and against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel on a solicitor and client basis, and costs and expenses incurred in connection with the enforcement of this indemnity) which, without gross negligence, wilful misconduct or bad faith on the part of the Trustee, any of the Trustee, its officers, directors, affiliates, agents and employees may have paid, incurred or suffered by reason of or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement or any written or oral instructions delivered to the Trustee by the Company pursuant hereto, or otherwise whatsoever arising in connection with this Agreement. In no case shall the Company be liable under this indemnity for any claim against the Trustee unless the Company shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Trustee, promptly after the Trustee shall have received any such written assertion of a claim, or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. The Company shall be entitled to participate at its own expense in the defence of the assertion or claim. The Company may elect at any time after receipt of such notice to assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof and the fees and expenses of such counsel shall be subject to Section 4.1 herein in the event that the named parties to any such suit include both the Trustee and the Company and the Trustee shall have been advised by counsel that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to the Company (in which case the Company shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.1	Resignation

ARTICLE 6

CHANGE OF TRUSTEE

The Trustee, or any trustee subsequently appointed, may resign at any time by giving written notice of such resignation to the Company specifying the date on which its desired resignation shall become effective, provided that such notice shall be provided at least three months in advance of such desired effective date unless the Shareholders and the Company otherwise agree. Such resignation shall take effect upon the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee in accordance with Section 6.3. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee (which shall be a corporation or company licensed or authorized to carry on the business of a trust company in Québec and Ontario) by written instrument, in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. If the Company does not appoint a successor trustee, the Trustee or any SVS Holder may apply to a court of competent jurisdiction in Québec for the appointment of a successor trustee.

6.2	Removal

The Trustee, or any trustee subsequently appointed, may be removed at any time on 30 days’ prior notice by written instrument executed by the Company, in duplicate, provided that the Trustee is not at such time taking any action which it may take under Section 3.2 or 3.3 hereof. One copy of that instrument shall be delivered to the Trustee so removed and one copy to the successor trustee. The removal of the Trustee shall become effective upon the appointment of a successor trustee in accordance with Section 6.3.

6.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to the Shareholders and the Company and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, upon payment of any amounts then due to the predecessor trustee pursuant to the provisions of this Agreement, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as trustee in this Agreement. However, on the written request of the Shareholders and the Company or of the successor trustee, the trustee ceasing to act shall execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, the Shareholders, the Company and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

6.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, the Company shall cause to be mailed notice of the succession of such trustee hereunder to the SVS Holders. If the Shareholders or the Company shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Shareholders and the Company.

7.1	Term

ARTICLE 7

TERMINATION

The Trust created by this Agreement shall continue until no Multiple Voting Shares remain outstanding. The Company shall provide to the Trustee written confirmation of the termination of this Agreement pursuant to this Section 7.1.

7.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Multiple Voting Shares outstanding; provided, however, that the provisions of Article 4 and Article 5 shall survive the resignation, removal or replacement of the Trustee and the termination of this Agreement.

ARTICLE 8

GENERAL

8.1	Obligations of the Shareholders not Solidary

The obligations of the Shareholders pursuant to this Agreement are joint and not solidary, and no Shareholder shall be liable to the Company, the SVS Holders or the Trustee or any other party for the failure of any other Shareholder to comply with its covenants and obligations under this Agreement.

8.2	Compliance with Privacy Laws

The Shareholders and the Company acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws ”) applies to certain obligations and activities under this Agreement. Notwithstanding any other provision of this Agreement, neither party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Shareholders and the Company shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from the other parties to this Agreement or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

8.3	Anti-Money Laundering Regulations

The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment and acting reasonably, determines that such act might cause it to be in non-compliance with any sanctions legislation or regulation or applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment and acting reasonably, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any sanctions legislation or regulation or applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten days’ written notice to the Company or any shorter period of time as agreed to by the Company, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance to the extent permitted under any sanctions legislation or regulation or applicable anti-money laundering or anti-terrorist legislation, regulation or guideline; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such ten day period, then such resignation shall not be effective.

8.4	Third Party Interests

The other parties to this Agreement hereby represent to the Trustee that any account to be opened by, or interest to be held by, the Trustee in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

8.5	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

8.6	Amendments, Modifications, etc.

This Agreement shall not be amended, and no provision thereof shall be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (i) the consent of the TSX and any other applicable securities regulatory authorities in Canada; and

(ii) the approval of at least two-thirds of the votes cast by SVS Holders present or represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to any Subordinate Voting Shares held directly or indirectly by holders of Multiple Voting Shares and their respective affiliates and any persons who have an agreement to purchase Multiple Voting Shares on terms which would constitute a sale for purposes of Section 2.2, other than as permitted herein, prior to giving effect to such amendment or waiver. The provisions of this Agreement shall only come into effect contemporaneously with the listing of the Subordinate Voting Shares on the TSX and shall terminate at such time as there remain no outstanding Multiple Voting Shares.

8.7	Ministerial Amendments

Notwithstanding the provisions of Section 8.6, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the SVS Holders but subject to the approval of the TSX, amend or modify this Agreement to cure any ambiguity or to correct or supplement any provision contained in this Agreement or in any amendment to this Agreement that may be defective or inconsistent with any other provision contained in this Agreement or that amendment, or to make such other provisions in regard to matters or questions arising under this Agreement, as shall not adversely affect the interest of the SVS Holders.

8.8	Force Majeure

No party hereto shall be liable to the other parties hereto, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, general mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 8.8.

8.9	Amendments only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by all of the parties hereto.

8.10	Meeting to Consider Amendments

The Company, at the request of the Shareholders, shall call a meeting of SVS Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 8.6.

8.11	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, legal representatives, successors and permitted assigns. Except as specifically set forth in this Agreement, nothing in this Agreement is intended to or shall be deemed to confer upon any other person any rights or remedies under or by reason of this Agreement.

8.12	Notices

All notices and other communications among the parties hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered mail, or by electronic mail or other form of recorded communication to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)	if to the Company:

900-1100 René-Lévesque Boulevard West

Montreal, Québec H3B 4N4

Attention:	Philip Fayer
Email:	[Redacted]

(b)	if to Fayer Holdco:

900-1100 René-Lévesque Boulevard West

Montreal, Québec H3B 4N4

Attention:	Philip Fayer
Email:	[Redacted]

(c)	If to Novacap TMT IV, Novacap International IV, NVC IV, Novacap TMT V, Novacap International V, Novacap TMT V-A, NVC V, NVC V-A or Novacap TMT V Co-Investment:

3400 Rue de l’Éclipse #700

Brossard, Québec J4Z 0P3

Attention:	Pascal Tremblay, Bruno Duguay and Josiane Turcotte
Email:	[Redacted]

(d)	If to Caisse:

Édifice Jacques-Parizeau, 1000, place Jean-Paul-Riopelle

Montreal, Québec H2Z 2B3

Attention:	Jacques Marchand
Email:	[Redacted]

with a copy

to	[Redacted]

(e)	If to the Trustee:

AST Trust Company (Canada)

2001, boul. Robert-Bourassa, Suite 1600

Montréal, QC H3A 1A6

Attention:	Guy L’Espérance
Email:	[Redacted]

8.13	Notice to SVS Holder

Any and all notices to be given and any documents to be sent to any SVS Holder may be given or sent to the address of such holder shown on the register of SVS Holders in any manner permitted by the by-laws of the Company from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such a manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such holders.

8.14	Further Acts

The parties hereto shall do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

8.15	Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

8.16	Counterparts

This Agreement may be executed in one or more counterparts, each of which so executed shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same agreement. This Agreement may be signed and sent by fax copy or electronic means and such signature shall be valid and binding.

8.17	Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

8.18	Attornment

Each party hereto agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Québec situated in the judicial district of Montreal, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such court; (ii) that it irrevocably waives any right to, and will not, oppose any such action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a Québec court as contemplated by this Section 8.18.

8.19	Day not a Business Day

Whenever any step and/or action shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such step and/or action shall be made, such period of time shall begin or end, and such other actions shall be taken, as the case may be, on, or as of, or from a period ending on, the next succeeding Business Day.

8.20	Language

This Agreement was drafted in English and translated into French. The parties have executed the French language version of this Agreement and irrevocably agree that in case of discrepancy the French version shall take precedence.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NUVEI CORPORATION

Per:	/s/ Philip Fayer
Philip Fayer
Chief Executive Officer

WHISKEY PAPA FOX INC.

Per:	/s/ Philip Fayer
Philip Fayer
President

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT IV, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

[Signature Page - Coattail Agreement]

NOVACAP MANAGEMENT INC., as general partner for NOVACAP INTERNATIONAL TMT IV, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT IV, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

[Signature Page - Coattail Agreement]

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT V, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

NOVACAP MANAGEMENT INC., as general partner for NOVACAP INTERNATIONAL TMT V, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

[Signature Page - Coattail Agreement]

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT V- A, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT V, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

NOVACAP MANAGEMENT INC., as general partner for NVC TMT V-A, L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

[Signature Page - Coattail Agreement]

NOVACAP MANAGEMENT INC., as general partner for NOVACAP TMT V CO-INVESTMENT (NUVEI), L.P.

Per:	/s/ Pascal Tremblay
Pascal Tremblay
President and Managing Partner TMT

Per:	/s/ David Lewin
David Lewin
Senior Partner

CDP INVESTISSEMENTS INC.

Per:	/s/ Jacques Marchand
Jacques Marchand
Vice President

Per:	/s/ Catherine Beauchemin
Catherine Beauchemin
Senior Director, Private Placements - Quebec

[Signature Page - Coattail Agreement]

AST TRUST COMPANY (CANADA), as Trustee

Per:	/s/ Francine Beauséjour
Francine Beauséjour
Relationship Manager

Per:	/s/ Bertrand Gély
Bertrand Gély
Relationship Manager

 [Signature Page - Coattail Agreement]

SCHEDULE A

ADOPTION AGREEMENT

To:	Nuvei Corporation (the “Company”)

And To:	AST Trust Company (Canada) (the “Trustee ”)

And To:	The Shareholders under the Coattail Agreement (as defined below).

Reference is made to the coattail agreement dated as of September 22, 2020 (the “Coattail Agreement”) among the Company, the Trustee and each Shareholder under the Coattail Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Coattail Agreement.

The undersigned, ______________________________, hereby agrees to be a party to and bound by all of the terms, conditions, and other provisions of the Coattail Agreement as if the undersigned were an original party thereto and shall be considered a “Shareholder” for all purposes of the Coattail Agreement.

For the purposes of any notice under or in respect of the Coattail Agreement, the address of the undersigned is_______________________________________________.

DATED at_____________________ ,

this _____ day of _______________, 20___ _.

[SHAREHOLDER NAME]

Per:
Authorized Signatory